EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF INCORPORATION
Subsidiaries

AutoNavi International Limited	BVI

AutoNavi Investment Limited	BVI

AutoNavi Asia Limited	Hong Kong

AutoNavi Japan Limited	Japan

AutoNavi Information Technology Co., Ltd.	PRC

Variable Interest Entities

AutoNavi Software Co., Ltd.	PRC

Beijing MapABC Technology Co., Ltd.	PRC

Beijing ADF Navigation Technology Co., Ltd.	PRC

Beijing Zhongke Puhui Technology Development Co., Ltd.	PRC

Beijing Xingtiandi Information Technology Co., Ltd.	PRC

Xiamen AutoNavi Software Co., Ltd.	PRC

Beijing Yadao Xingkong Advertising Co., Ltd.	PRC

Beijing Yadao Media & Culture Development Co., Ltd.	PRC

Shenzhen Xuancai Technology Co., Ltd.	PRC

Beijing PDAger Technology Development Co., Ltd.	PRC

Shanghai eTag Information Technology Co., Ltd.	PRC